SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               SGI INTERNATIONAL
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [LOGO]

                               SGI INTERNATIONAL
                        1200 Prospect Street, Suite 325
                           La Jolla, California 92037


                                 JUNE 16, 1999

Dear Shareholder:

     On behalf of the Board of Directors and employees of SGI International, I cordially invite you to attend the SGI International Annual Meeting of Shareholders on Friday, July 30, 1999, in La Jolla, California.
The meeting will begin promptly at 10:00 a.m. local time at the Hyatt
Regency Hotel, 3777 La Jolla Village Drive, La Jolla, California 92122. Directions are as follows: from Interstate 5 South, exit at La Jolla Village Drive and turn left (east), turn right into the hotel driveway. From Interstate 5 North, exit La Jolla Village Drive and turn right (east), turn right into the hotel driveway.
     The official Notice of Annual Meeting, Proxy Statement and Proxy Card are included with this letter. The vote of every shareholder is important whether or not you plan to attend the meeting, please take the time to vote. As explained in the proxy statement, you may withdraw your proxy at any time before it is actually voted at the meeting. Your cooperation in promptly signing, dating and mailing your Proxy Card, will be greatly appreciated. Please note that mailing your completed proxy will not prevent you from voting in person at the meeting, if you wish to do so.
     If you plan to attend the meeting in person, please remember to bring a form of personal identification with you. If you need special assistance at the meeting please contact Investor Relations at (619) 551-1090. We look forward to meeting you personally, should you be able to attend.


                                             Sincerely,


                                             /s/ JOSEPH A. SAVOCA
                                             JOSEPH A. SAVOCA
                                             Chairman and
                                             Chief Executive Officer

                                     [LOGO]


                               SGI INTERNATIONAL
                        1200 Prospect Street, Suite 325
                           La Jolla, California 92037

                                   NOTICE OF

                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 30, 1999

                             YOUR VOTE IS IMPORTANT

NOTICE is hereby given that the Annual Meeting of the Shareholders of SGI International, a Utah Corporation (the "Company"), will be held on Friday, July 30, 1999, at 10:00 a.m. local time, at the Hyatt Regency Hotel located at 3777 La Jolla Village Drive, La Jolla, California 92122, for the purposes of:
1) electing to the Board of Directors: one director to serve for a term of one year until 2000; one director to serve a term of two years until 2001; and three directors to serve a term of three years until 2002. All such directors, if elected, shall serve until the respective Annual Meeting of Shareholders in which their term expires, or until their respective successors have been duly elected and qualified;
2) ratifying the selection by the Board of Directors of J.H. Cohn LLP, Independent Public Accountants, as auditors of the Company for the 1999 fiscal year; and
3) transacting such other business as properly may come before the Annual Meeting or any adjournments thereof.
     Shareholders of record at the close of business on April 29, 1999, will be entitled to receive notice of, and to vote at, the meeting or any adjournments thereof. The Board asks you to vote in favor of the director nominees and the ratification of J.H. Cohn LLP as the Company's Independent Public Accountants.
     A copy of the Company's Annual Report for 1998 accompanies this notice.

                                   By Order of the Board of Directors,


                                   /s/ JOSEPH A. SAVOCA
                                   JOSEPH A. SAVOCA
                                   Chairman, and
                                   Chief Executive Officer

La Jolla, California
JUNE 16, 1999

Whether or not you intend to be present at the Annual Meeting, please promptly mark, sign, date and return the accompanying proxy. A return addressed envelope is enclosed for your convenience.

                               SGI INTERNATIONAL
                        1200 Prospect Street, Suite 325
                           La Jolla, California 92037


                                PROXY STATEMENT

                            Solicitation of Proxies

The enclosed proxy is solicited by the Board of Directors of SGI International, a Utah corporation ("SGI" or the "Company"), for use at the annual meeting of the Company's shareholders to be held at the Hyatt Regency Hotel located at 3777 La Jolla Village Drive, La Jolla, California 92122, on July 30, 1999, at 10:00 a.m. local time, or any adjournments thereof. Only shareholders of record at the close of business on April 29, 1999 (the "Record Date"), will be entitled to receive notice of, and to vote at, the meeting. On April 29, 1999, there were issued and outstanding 30,306,543 shares of Common Stock. The holders of shares of Common Stock issued and outstanding on the Record Date are entitled to cast one vote per share on all matters voted on at the annual meeting. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes. Each shareholder of record is entitled to one vote for each share held as of the Record Date.
     The Proxy Statement, the enclosed form of proxy and the Annual Report are being mailed to shareholders on or about June 16, 1999. If, after sending in your proxy, you decide to vote in person or desire to change the voting instructions on your proxy or revoke your proxy, you may do so by notifying the Secretary of the Company in writing of such revocation at any time prior to the voting of the proxy, by submitting a later-dated proxy or by attending the meeting and voting in person.
     The required quorum for the transaction of business at the Annual
Meeting is a majority of the shares of common stock issued and outstanding on the Record Date. Abstentions will be treated as shares that are present and entitled to a vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted for a vote of the shareholders. If a broker indicates on the proxy that the broker does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes, but will not be considered as present and entitled to vote with respect to that matter.
     In addition to solicitation by mail, proxies may also be solicited by certain of the Company's officers, directors and regular employees without additional compensation, personally or by telephone, telefax or telegram. The cost of this solicitation will be borne by the Company. We encourage you to vote promptly. Voting promptly may save SGI the expense of a second mailing.

                         Action to be Taken Under Proxy

Shares will be voted as instructed in the accompanying proxy on each matter submitted to the vote of shareholders. If any duly executed proxy is returned without voting instructions, the persons named as proxies thereon intend to vote all shares represented by such proxy as follows:

1) FOR the election of the persons named herein as nominees for directors of the Company to hold office until the Annual Meeting of the Company's shareholders in the years 2000, 2001 and 2002, or until their successors have been duly elected and qualified;

2) FOR the ratification of J.H. Cohn LLP, Independent Public Accountants, as auditors of the Company for 1999; and,

3) according to their best judgment on the transaction of such other business as properly may come before the meeting or any adjournments thereof.

         Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of April 1, 1999, (i) by each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) by each of the Company's directors, (iii) named executive officers, (iv) director nominees, and (v) by all officers and directors as a group.


                                                           Amount                                 Percent
Name                                               beneficially owned (1,5)                       of class
===========================================================================================================
Ernest P. Esztergar                                      498,647(3)                                 1.73
Richard J. Gibbens                                       165,000(2)                                    *
Norman A. Grant                                          123,050(4)                                    *
William R. Harris                                         45,025(4)                                    *
William A. Kerr                                          495,863(4)                                 1.74
James W. Mahler                                           42,000(4)                                    *
Michael L. Rose                                                -                                       *
Joseph A. Savoca                                         595,000(4)                                 2.05
Jeffrey L. Smith                                         329,884(4)                                 1.16
John R. Taylor                                           357,500(4)                                 1.24
Officers and Directors as a group (10 persons)         2,651,969                                    8.80
===========================================================================================================

* Less than one percent
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person or for any other purpose. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2) Represents common shares under warrant or options.
(3) Includes 50,000 common shares issuable upon conversion of 200 convertible preferred shares and 305,000 common shares under warrant.
(4) Includes outstanding and exercisable warrants to purchase the number of common shares of SGI International Common Stock as follows: Mr. Grant 67,250; Mr. Harris 45,000; Mr. Kerr 57,250; Mr. Mahler 40,000; Mr. Taylor 325,000; Mr.
Savoca 545,000, Mr. Smith 97,824.
(5) There are no arrangements known to the Company, including the pledge by any person of securities of SGI, the operation of which may at a subsequent date, result in a change of control of SGI.


                       Proposal 1. Election of Directors

The Company's bylaws provide that the Board of Directors shall consist of not less than three directors nor more than nine directors, with the number to be determined from time to time by the Board of Directors. The Board of Directors has currently fixed the number of directors at nine.
     The Directors are divided into three classes. Currently, there are two Directors in each class, each class is elected to serve a three-year term, and the term of each class ends in successive years. Dr. Baus has resigned for reasons of health. Mr. Michael L. Rose, Mr. Jeffrey L. Smith, and Mr. James W. Mahler have been nominated for election to the Board of Directors for a term expiring at the annual shareholders' meeting in the year 2002, Mr. John R. Taylor has been nominated for election to the Board of Directors for a term expiring in 2001. Mr. Joseph A. Savoca has been nominated for election to the Board of Directors for a term expiring in 2000. These directors will serve on the board until their successors have been duly elected or appointed. The terms of Messrs. Grant and Kerr expire at the annual shareholders' meeting in 2000, or until their successors have been duly elected or appointed. The terms of Dr. Esztergar and Mr. Harris expire at the annual shareholders' meeting in 2001, or until their successors have been duly elected or appointed.
     Directors are elected by a majority of votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees. Each person nominated for election has agreed to serve if elected. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable.
     The Board of Directors recommends a vote "FOR" the election of all of the listed nominees.

          Information About Directors, Nominees and Executive Officers

The following states each director's, nominee's and executive officer's age, principal occupation, present position with the Company and the year in which each director or nominee first was elected as a director (each serving continuously since first elected, except as set forth otherwise). Unless indicated otherwise, each individual has held his or her present position for at least five years.
Ernest P. Esztergar, 67 years old, was a co-founder, Director, President and Technical Director of Synfuel Genesis Incorporated, the predecessor corporation, from its formation in July 1980 until it was merged into the Company in June 1985. Dr. Esztergar has been a Director since 1985 and Senior Vice President Technology since March 1996.
Norman A. Grant, 83 years old, received a B.S. degree in Mining Engineering from the University ofAlberta, Canada. Since 1978, he has served as a consultant to coal companies and energy development firms and has engaged in financial and engineering evaluation of long-range energy development programs. Mr. Grant was a Director in 1985 and 1986 and has been a Director since 1992. William R. Harris, 77 years old, obtained his Bachelor of Chemical Engineering degree from Ohio State, and is a graduate of the MIT Business School. He worked for PPG Industries for 43 years starting as a chemical engineer, and rose through the ranks to become Works Manager of PPG's largest chemical plant in Barberton, Ohio. Later he was Vice President of various PPG Chemical Divisions, then Group Vice President, Chemicals, and retired as Senior Vice President International, PPG Industries. Mr. Harris has been a Director since 1996.
William A. Kerr, 84 years old, was Chairman of the Board, Chief Executive Officer, President, and Chief Operating Officer of Kerr Glass Manufacturing Corporation, working for that company from 1957-1984. Mr. Kerr has been a Director since 1992.
James W. Mahler, 50 years old, has been Executive Vice
President since September 1998 and was appointed to the Board of Directors in November 1998. Mr. Mahler was previously President of Americoal Development, a wholly owned subsidiary of Zeigler Coal Holding Company "Zeigler" since 1992. While with Americoal Development Mr. Mahler was responsible for and managed the non-mining and business development activities of Zeigler, including its investment in the LFC technology. Prior thereto, he was Vice President, Administration for Zeigler, a position he held from 1990 to 1992.
Michael L. Rose, 60 years old, was appointed to the Board of Directors and became President and Chief Operating Officer in January 1999. Mr. Rose brings over 35 years of experience in the petrochemical and petroleum industry with him and was previously Senior Vice President and Chief Operating Officer of Energy Supply and Credit Corporation ("ESCO"). Preceding his employment with ESCO, Mr. Rose was President and Chief Operating Officer of Peerless Petrochemicals Inc. immediately prior to its acquisition by ESCO in 1989.
Joseph A. Savoca, 71 years old, has been Chairman of the Board and Chief Executive Officer since June 1995. He received his Bachelor of Chemical Engineering degree from the University of South Carolina. From 1954 to 1976, Mr. Savoca worked with various petrochemical and petroleum companies in research and development, marketing, and held numerous executive positions. Mr. Savoca has been a Director since 1995.
Jeffrey L. Smith, 56 years old, was appointed to the Board of Directors in February 1999. Dr. Smith is currently CFO and Director of Rosebud Energy Corporation "Rosebud", prior to which he was Rosebud's President since its inception in June 1988 until November 1993. Dr. Smith also serves as Vice President and Director of Billings Generation, Inc. which is the general partner of Yellowstone Energy Limited Partnership ("Yellowstone"). Yellowstone owns a 57 MW power plant in Billings Montana. Prior to joining Rosebud in 1988 Dr. Smith was Vice President Finance for SGI International.
John R. Taylor, 54 years old, has been Senior Vice President since March 1996, Corporate Secretary since June 1995, and General Counsel since December 1994. Mr. Taylor held various positions in Pacific Enterprises and its affiliates from 1977 to 1994, including Director of Contract Administration, Special Counsel, Secretary and House Counsel.

EMPLOYMENT AGREEMENTS
The Company's executive officers are all employed in accordance with standard written employment agreements that have a specific term, usually two years or less. In the event of a change in control of the Company, as defined in these agreements, the agreements automatically extend the term of employment for two additional years with no other benefits being provided to any employee on a change of control or on termination. Termination of employment is only for "cause."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of the Company ("Reporting Persons") to file with the Securities and Exchange Commission and the Company initial reports of ownership and reports of changes in ownership of equity securities of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that certain reports were not required, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to Reporting Persons were complied with, except that James W. Mahler did not file timely his Initial Statement of Beneficial Ownership.

                 Certain Relationships and Related Transactions

Dr. Jeffrey L. Smith is CFO and Director of Rosebud Energy Corporation and was appointed a Director of the Company in February 1999. Rosebud is owned by four individuals one of whom is Dr. Smith. As of December 31, 1998, 8% notes payable and interest thereon with a net carrying value of $150,000 were due the Company, contingent upon certain events, from the four individuals who formed Rosebud. These amounts represent monies due from the sale of the Company's interests in two projects located in Colstrip, Montana, and Healy, Alaska.
     The Company's bylaws currently provide for the limitation of director liability and for indemnification of employees and agents, including officers and directors, to the fullest extent permitted by Utah law. The Company has entered into Indemnification Agreements with all of its directors and officers. These provisions do not affect a director's or officer's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Company also has Director and Officer Liability Insurance covering its officers and directors.

    Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee in 1998 was composed of Messrs. Baus and Kerr, neither of whom was an officer or an employee of the Company or any of its subsidiaries during the last fiscal year or in any prior fiscal year. There are no interlocking relationships between any executive officer of the Company and any entity whose directors or executive officers serve on the Company's Board of Directors or on the Compensation Committee.

                   Information Concerning Board of Directors

COMMITTEES AND MEETINGS
During 1998, the Board of Directors of the Company held four meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which such director served. The Board of Directors does not have a Nominating Committee, as such function is performed by the entire Board of Directors. The Board of Directors has two standing committees: an Audit Committee and Compensation Committee.
     Audit Committee. The members of the Audit Committee, during 1998 were Messrs. Grant, Kerr, and Savoca. During 1998, the Audit Committee held one meeting. The Audit Committee performs the following functions: (a) review of periodic financial statements, (b) communication with independent accountants,
(c) review of the Company's internal accounting controls, and (d) recommendation to the Board of Directors as to selection of independent accountants.
     Compensation Committee. The members of the Compensation Committee during 1998 were Messrs. Baus and Kerr (both outside or non-employee directors). During 1998 the Compensation Committee held one meeting. The Compensation Committee approves all of the Company's compensation plans, including the awarding of warrants or incentive stock options (or "options") and the compensation arrangements for all of the Company's senior management.

COMPENSATION OF DIRECTORS
Directors of the Company currently do not receive cash compensation for services rendered, but are reimbursed for certain ordinary business expenses incurred in the performance of their duties. However, outside (non-employee) directors are periodically granted compensation in the form of warrants to purchase common stock of the Company. Directors have been compensated largely in equity securities in order to align their interest, with those of the Company's shareholders. During 1996, Messrs. Baus, Grant, Harris and Kerr were each granted warrants to purchase 20,000 shares at $1.72 to $5.125 per share. During 1997, Messrs. Baus, Grant, and Harris were each granted warrants to purchase 10,000 shares at $2.00 per share. In September 1997, the Board reduced the exercise price of certain warrants granted during 1996 and 1997 to officers and employees of SGI International and OCET Corp., to the then market price of $1.03 per share. The warrants granted expire through December 2002. In 1998, Messrs. Baus, Grant, Harris and Kerr were granted three warrants to purchase an aggregate of 20,000 shares each between $0.265 per share to $0.8437.

            Compensation Committee Report On Executive Compensation

EXECUTIVE COMPENSATION POLICIES
The Compensation Committee (the "Committee") is composed entirely of non-employee directors. The Committee will review executive compensation levels annually and recommend for Board of Directors consideration an annual compensation package for each executive officer comprised of base salary, warrants and/or options. The Committee will also periodically determine for each executive officer appropriate levels of warrants and/or options or other stock-based awards under the Company's Stock Incentive Plan. The Committee believes stock-based awards better aligns executive management's interests with those of the shareholders, providing incentives to promote intermediate-term and long-term shareholder value.
     The Company's executive compensation policies are designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short-term and long-term growth and financial performance of the Company. The compensation policies are influenced by the fact that the Company's technologies and technological investments currently produce insignificant revenues; the Company operates at a net loss; and, except for the operations of AMS, the Company primarily utilizes debt or equity capital to finance operations. The compensation policies are based on the principle that the financial rewards to the executives must be aligned with the financial interests of the shareholders of the Company. In this manner, the Company intends to meet its ultimate responsibility to its shareholders.
     The Committee believes that the cash compensation being paid to the executives is the amount the Company would be required to pay, to engage suitable replacements for the current executive officers. In addition, the Committee reviews compensation policies and practices of corporations in other industries which are similar to the Company in terms of revenues and market value, because the Committee believes the Company competes with such companies for executive talent. Although the Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.
     Total compensation available in the combined package for each executive will generally be set based on the Company's performance objectives correlated to the Company's business plan and comparisons to the preceding year's level of compensation. Base salaries of executive officers are usually adjusted annually to reflect inflation, promotions and merit. However, the Company's performance for the particular year and the Company's prospects are more significant factors in determining compensation packages. Compensation packages are subject to variances for a variety of subjective factors such as an individual's experience, contribution to the performance of the Company and its affiliates, in addition to the competitive considerations noted previously.
     The Committee and Board of Directors will periodically recommend the grant of warrants and/or options at market exercise prices to executives of the Company. Factors reviewed by the Committee in determining whether to grant options or warrants are generally the same factors considered in determining salaries described above and the absence of annual cash bonuses. The Committee believes that the level of common shares underlying option and warrant grants must be sufficient in size and potential value to provide a strong incentive and to reinforce the individual's commitment to the Company. The history of option and warrant grants previously granted to an executive is also a factor in determining new grants. Furthermore, the Committee may periodically evaluate additional and different overall compensation plans, which may be utilized in the future to attract and retain qualified personnel.

COMPENSATION FOR FISCAL YEAR 1998
Compensation paid to the Company's executive officers for fiscal year 1998 consisted of a base salary and options awarded under the Company's incentive stock plan. Further, the Committee reviewed the base salary and other compensation arrangements for all of its executives and notwithstanding the various accomplishments achieved, determined not to increase the base salary for any executive. In lieu of any increase in an executives base salary the Committee and Board of Directors granted options that offer opportunities for executives to earn additional and potentially significant compensation if shareholder value can be increased.

CHIEF EXECUTIVE OFFICER COMPENSATION
The Committee recognizes Mr. Savoca's leadership in guiding the Company to surmount a number of major difficulties that were present during the year. Notwithstanding this, the Committee, as noted previously, did not increase the base salary of any executive in 1998. The Committee awarded Mr. Savoca options to acquire 155,000 shares of common stock, with an exercise price equal to the market price on the date the options were granted. In determining the number of options and warrants awarded to Mr. Savoca, the Committee based its decision on the same factors noted previously.

DISCUSSION OF CORPORATE TAX DEDUCTION
FOR COMPENSATION IN EXCESS OF $1 MILLION A YEAR
Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), precludes a public corporation from taking a tax deduction in any year for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. The $1 million annual deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Code Section 162(m)(4)(C) and regulations promulgated thereunder.
     The Committee believes that Company and executive performance are the most determinative factors with respect to all components of executive compensation other than base salaries. The current incentive stock plan and grants of options for fiscal 1998 and 1997 were determined by the Committee based on performance criteria. However, none of these compensation components meets the technical performance-based criteria required by Code Section 162(m) for exclusion from the deduction limit. Compensation expenses in respect of options granted under the Company's stock incentive plan will be excluded from the deduction limit.
     In fiscal 1998, the Company's highest-paid executive, Mr. Savoca, received cash compensation totaling $275,000. Thus, in fiscal 1998, the deduction limit did not affect the Company, and as a general matter, the Committee does not anticipate that cash compensation paid to any of the five highest-paid executive officers in any year in the near future will approach $1 million.
     The Committee will continue to monitor this matter and, if warranted and consistent with compensation objectives, will consider modifications to the Company's compensation policies to maximize the Company's compensation related tax deductions.

COMPENSATION COMMITTEE:
Bernard V. Baus
William A. Kerr

                             Executive Compensation

                           Summary Compensation Table

The following table sets forth the compensation of the Chief Executive Officer and four named executive officers of the Company for the three years ended December 31, 1998.

                                          ANNUAL COMPENSATION(1)    LONG-TERM COMPENSATION(2)
                                          ----------------------    -------------------------
                                                                        SHARES UNDERLYING
NAME & PRINCIPAL POSITION       YEAR            SALARY ($)           WARRANTS AND OPTIONS(3)
=============================================================================================
Joseph A. Savoca                1998             275,000                    155,000
 Chairman of the Board, and     1997             237,500                    205,000
 Chief Executive Officer        1996             183,333                     70,000

Ernest P. Esztergar             1998             115,000                     60,000
 Director, Sr. Vice             1997             115,000                    130,000
 President Technology           1996             115,000                     75,000

Richard J. Gibbens              1998             100,000                     65,000
 Vice President                 1997              90,000                    100,000
 Administration                 1996              78,137                     70,000

James W. Mahler                 1998              50,969                     70,000
 Executive Vice President

John R. Taylor                  1998             150,000                     80,000
 Senior Vice President,         1997             130,000                    140,000
 General Counsel &              1996             130,000                     50,000
 Secretary
=============================================================================================

(1) Salary information is disclosed in the table on a calendar year basis. Therefore, if an increase is granted in any year, the salary reported in the table for that year is a blend of two different salary levels. In September 1998, Mr. Mahler joined the Company at an annual salary of $200,000. In 1997 Mr. Savoca's annual salary was increased from $200,000 to $275,000. In 1996 his salary was increased from $150,000 to $200,000. In 1997 Mr. Taylor's annual salary was increased, effective January 1, 1998, from $130,000 to $150,000. In 1997 Mr. Gibbens was promoted to Vice President of Operations and his annual salary was increased from $80,000 to $100,000. In 1996 Mr. Gibbens' annual salary was increased from $72,550 to $80,000.
(2) There were no cash bonuses, other annual compensation restricted stock awards, long-term incentive plan awards or other compensation paid to executive officers during the fiscal years ended December 31, 1998, 1997 or 1996.
(3) The number of common shares underlying warrants and options in 1997 represents the sum of all common shares underlying the grants of warrants and options, and previously granted warrants repriced in that year. In 1998 and 1996, the Company did not adjust or amend the exercise price of stock options or warrants previously granted to any of the named executive officers.

              Warrant and Stock Option Grants in Last Fiscal Year

The following table sets forth information concerning warrant or option grants made in the fiscal year ended December 31, 1998, to the individuals named in the Summary Compensation Table. There were no grants of SARs to said individuals during the year.

                                                     Individual Grants                               Potential Realizable
                     ----------------------------------------------------------------------------      Value at Assumed
                      Number of Shares           % of Total                                          Annual Rates of Stock
                         Underlying           Warrants/Options                                       Price Appreciation for
                          Warrants/         Granted to Employees      Exercise       Expiration      Warrant/Option Term(1)
Name                  Options Granted(#)       in Fiscal Year        Price ($/Sh)      Date              5%          10%
============================================================================================================================
Joseph A. Savoca          60,000                   6,53%                0.8437         01/03          $14,178      $30,978
                          75,000                   8.16%                0.6250         04/03           13,125       28,875
                          20,000                   2.18%                0.2650         10/03            1,500        3,300

Ernest P. Esztergar       20,000                   2.18%                0.8437         01/03            4,726       10,326
                          30,000                   3.26%                0.6250         04/03            5,250       11,550
                          10,000                   1.09%                0.2650         10/03              750        1,650

Richard J. Gibbens        30,000                   3.26%                0.8437         01/03            7,089       15,489
                          25,000                   2.72%                0.6250         04/03            4,375        9,625
                          10,000                   1.09%                0.2650         10/03              750        1,650

James W. Mahler           40,000                   4.35%                0.6250         04/03            7,000       15,400
                          30,000                   3.26%                0.2650         10/03            2,250        4,950

John R. Taylor            30,000                   3.26%                0.8437         01/03            7,089       15,489
                          35,000                   3.81%                0.6250         04/03            6,125       13,475
                          15,000                   1.63%                0.2650         10/03            1,125        2,475
============================================================================================================================

(1) Potential realizable value is based on an assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the warrant or option expires. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.
(2) Incentive stock options and warrants were granted at an exercise price equal to the fair market value of SGI common stock, reported on the OTC Bulletin Board on the date of grant.
(3) The incentive stock options and warrants were granted for a term between five and seven years. All warrants as of December 31, 1998, are fully exercisable. The options are exercisable only after the underlying stock is registered or after the passage of one year. In the event of a merger, sale of substantially all of the assets of the corporation or change in control all outstanding options shall become fully vested and immediately exercisable, if not assumed or in the event of a merger substituted by the successor entity.

   Aggregated Warrant or Option Exercises in Last Fiscal Year and
                             Fiscal Year-End Values

The following table sets forth information concerning the number and value realized as to warrants exercised during 1998 and warrants and options held at December 31, 1998, by the individuals named in the Summary Compensation Table and the value of those warrants and options held at such date. The warrants and options exercised were not exercised as SARs and no SARs were held at year end.

                                                       Number of Securities             Value of Unexercised
                                                      Underlying Unexercised            In-the-Money Warrants
                                                      Warrants and Options at              and Options at
                          Shares                          Fiscal Year-End                Fiscal Year-End(3)
                        Acquired       Value      -------------------------------  ------------------------------
Name                   on Exercise    Realized     Exercisable     Unexercisable    Exercisable    Unexercisable
=================================================================================================================
Joseph A. Savoca           -              -        1,126,000(1)       155,000            -             1,300
Ernest P. Esztergar        -              -        1,105,000(1)        60,000            -               650
John R. Taylor             -              -          553,000(2)        80,000            -               975
Richard J. Gibbens         -              -          110,000           65,000            -               650
James W. Mahler            -              -                -           70,000            -             1,950
=================================================================================================================

(1) Includes warrant to purchase 850,000 common shares of OCET Corporation, an SGI Subsidiary, at $1.00 per share.
(2) Includes warrant to purchase 293,000 common shares of OCET Corporation, an SGI Subsidiary, at $1.00 per share.
(3) Market value of SGI Common Stock at fiscal year-end based on the closing sales price as reported on the OTC Bulletin Board on December 31, 1998 ($0.33), minus the exercise price of "in-the-money" warrants and options. At April 1, 1999, the closing bid price of SGI Common Stock was $0.12.

                Comparison of Five-Year Cumulative Total Returns

The Securities and Exchange Commission requires a comparison on an indexed basis of cumulative total shareholder return for the Company, a relevant broad equity market index and a published industry or line-of-business index. Cumulative total shareholder return represents share value appreciation assuming dividend reinvestment. The following graph compares cumulative five-year shareholder returns on an indexed basis for the NASDAQ Stock Market (U.S. and Foreign companies), and a peer group made up of the current publicly traded members of SIC codes 8730 through 8739. These benchmarks are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the common stock. These calculations were prepared by Research Data Group, Inc.


COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
Among SGI International, the NASDAQ Stock Market (U.S. & Foreign) and a Peer
Group

                                                          Cumulative Total Return
                                         --------------------------------------------------------
                                          12/93     12/94     12/95    12/96     12/97     12/98
                                         ========================================================
SGI INTERNATIONAL                           100        30         2        9         3         1
PEER GROUP                                  100        73       111      122       133       139
NASDAQ STOCK MARKET (U.S. & FOREIGN)        100        97       136      167       204       282
=================================================================================================

* $100 invested on 12/31/93 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

      Proposal 2. Ratification of Selection of Independent Public Accounts

The accounting firm of J.H. Cohn LLP served as the independent auditors for the Company for the year ended December 31, 1998. Services provided included the examination of the consolidated financial statements and preparation of the tax returns.
     The Audit Committee and Board of Directors has selected J.H. Cohn LLP, Independent Public Accountants, as the Company's independent auditors for the year ending December 31, 1999, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting. Stockholder ratification of the appointment is not required, but the Board of Directors has decided to ascertain the position of the stockholders on the appointment. The Board of Directors may reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.
     Ernst & Young LLP had previously audited the Company's financial statements, but was dismissed by the Board of Directors effective as of November 19, 1997, and replaced by J.H. Cohn LLP effective as of November 24, 1997. During the 1997 fiscal year and in the subsequent interim period to November 19, 1997, there were no disagreements between the Company and Ernst & Young LLP relative to accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst &Young LLP would have caused it to make reference to the subject matter of the disagreements in connection with its reports.
     J.H. Cohn LLP is expected to have a representative present at the annual meeting and will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" such ratification.

                              Report on Form 10-K

A copy of the Company's Report on Form 10-K for the period ended December 31, 1998, as filed with the Securities and Exchange Commission (including related financial statements) was mailed to shareholders of record along with this Notice of Annual Meeting of Shareholders and Proxy Statement. Additional copies of the Company's Form 10-K are available to shareholders without charge, upon written request to the Company.

                        Future Proposals of Shareholders

All proposals of Shareholders intended to be presented at the Annual Meeting of shareholders to be held in 2000 must be received by the Company not later than December 31, 1999, for inclusion in the Company's proxy statement and form of proxy relating to that Annual Meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

                                 Other Business

The Company knows of no business to be brought before the annual meeting other than as set forth above. As to other business that may properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons voting such proxies.

                                   By Order of the Board of Directors,


                                   /s/ Joseph A. Savoca

                                   JOSEPH A. SAVOCA
                                   Chairman, and
                                   Chief Executive Officer

[LOGO]  SGI INTERNATIONAL PROXY
        1200 Prospect Street, Suite 325    This proxy is solicited on behalf of
        La Jolla, CA 92037                 the Board of Directors for the Annual
                                           Meeting of Shareholders July 30, 1999

The undersigned, revoking all prior proxies, hereby appoints Ernest P. Esztergar and William A. Kerr as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of SGI International held of record by the undersigned on April 29, 1999, at the Annual Meeting of Shareholders to be held on July 30, 1999, or any adjournment thereof.

1. Election of Directors

Nominees: 01 James W. Mahler     02 Michael L. Rose    03 Joseph A. Savoca
          04 Jeffrey L. Smith    05 John R. Taylor

    [] For all Nominees [] Withhold authority to vote for any individual Nominee

Write number(s) of Nominee(s) for which you are withholding authority __________

2. Ratification of appointment of J.H. Cohn, LLP, Independent Public Accountants

    [] For    [] Against    [] Abstain

3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

    [] For     [] Against   [] Abstain

SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE IN PERSON EVEN THOUGH THEY HAVE PREVIOUSLY MAILED THEIR PROXY.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR All Nominees for Director, and FOR Item 2. Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a Partnership, please sign name by authorized person.


-----------------------------------------------------------------------------
SIGNATURE                                                             DATE


-----------------------------------------------------------------------------
2nd SIGNATURE IF HELD JOINTLY                                         DATE

IMPORTANT: Please date this Proxy and sign exactly as your name(s) appears hereon. Return promptly in the enclosed envelope.